Exhibit 99.1

GD Culture Group Limited Expands Grids of the Future Portfolio with TikTok to Drive
Growth of Live-Streaming E-Commerce Business Segment

NEW YORK, August 28, 2023, (GLOBE NEWSIRE) -- GD Culture Group Limited (“GDC” or the “Company”), a holding company currently conducting business through Shanghai Highlight Media Co., Ltd. and AI Catalysis Corp. (“AI Catalysis”) today announced the launch of live-streaming e-commerce business on TikTok, a popular social media platform mostly based on entertainment. AI Catalysis expects to expand grids of the future portfolio on TikTok to drive growth of live-streaming e-commerce business segment.

By fusing entertainment and online shopping, TikTok’s live-streaming e-commerce is well on its path to reshaping the e-commerce landscape worldwide. According to Business of Apps, TikTok generated an estimated $9.4 billion in revenue in 2022, a 100% year-on-year increase, and had 1.4 billion monthly active users in 2022 and is expected to reach 1.8 billion by the end of 2023. TikTok is now available to over 155 markets and in 75 languages.

AI Catalysis aims to capture the essence of this popular trend of TikTok. It emphasizes curated product offerings and ensures seamless delivery, aiming to redefine the online shopping experience. The assortment of products, coupled with real-time interaction, is anticipated to strike a chord with a vast consumer base.

Mr. Xiaojian Wang, Chairman and Chief Executive Officer of the Company, commented, “The global e-commerce paradigm is shifting. With our TikTok live-streaming initiative, GDC aspires to not only be a part of this evolution but to be a leading voice in it.”

About GD Culture Group Limited

GD Culture Group Limited (“GDC” or the “Company”) is a holding company currently conducting business through Shanghai Highlight Media Co., Ltd. (“Highlight Media”) and AI Catalysis Corp. (“AI Catalysis”). Highlight Media, founded in 2016, is an integrated marketing service agency, focusing on serving businesses in China in connection with brand management, image building, public relations, social media management and event planning. AI Catalysis plans to enter into the livestreaming market with focus on e-commerce and livestreaming interactive games. For more information, please visit the Company’s website at https://www.gdculturegroup.com/.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-917-609-0333 (U.S.)

Email: tina.xiao@ascent-ir.com